Exhibit 99.1
Chart Industries Reports 2016 Third Quarter Results

Cleveland, Ohio - October 27, 2016 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy and biomedical industries, today reported results for the third quarter ended September 30, 2016. Highlights include:

•	Continued strong operating cash flow of $59.8 million

•	Successful recovery of past BioMedical warranty related costs contributed $16.0 million to net income

•	Downstream European LNG demand continues for Distribution & Storage

Net income for the third quarter of 2016 was $15.0 million, or $0.48 per diluted share. Third quarter 2016 earnings would have been $0.53 per diluted share excluding $1.5 million, or $0.05 per diluted share, of asset impairment, restructuring and acquisition-related costs. This compares with net income of $4.8 million, or $0.15 per diluted share, for the third quarter of 2015. Third quarter 2015 earnings would have been $0.26 per diluted share excluding $4.9 million, or $0.11 per diluted share, of facility shutdown, restructuring and acquisition-related costs.

Net sales for the third quarter of 2016 decreased 22.8% to $203.9 million from $264.0 million in the comparable period a year ago, primarily due to the slowdown seen in the energy markets. Gross profit for the third quarter of 2016 was $69.6 million, or 34.1% of sales, which was favorably impacted by the insurance recovery, compared to gross profit for the third quarter of 2015 of $68.3 million, or 25.9% of sales.

“Distribution & Storage ("D&S") continues to see good order flow for downstream LNG terminals in Europe, although our third quarter results were negatively impacted by the continued energy market slowdown seen in our Energy & Chemicals ("E&C") business. During the quarter, we also benefited from successful recovery of past warranty related costs in our BioMedical business," stated Sam Thomas, Chart’s Chairman and Chief Executive Officer.

Mr. Thomas added, “This insurance recovery represents partial recovery of losses BioMedical suffered over the last several years driven by worse than anticipated warranty experience in AirSep product lines. We have corrected the issue and our current warranty expense is more indicative of what we expect in the future. Under Bill Johnson's leadership, we are focusing heavily on our operations, implementing further productivity improvements and identifying profit-driven initiatives to better position ourselves. In addition, our strong balance sheet gives us significant flexibility to pursue some exciting organic and inorganic investment opportunities to grow our business.”

Orders received in the third quarter of 2016 were $201.2 million, a decrease of $69.0 million over orders received during the second quarter of 2016, which included a number of large awards within all three of our reporting segments. Despite new orders for our Lifecycle business, E&C orders continue to be negatively impacted by a weak energy market in addition to $5 million in project cancellations in the quarter. Backlog at September 30, 2016 was $384.4 million, down 2.1% from the June 30, 2016 level of $392.5 million.

Selling, general and administrative ("SG&A") expenses for the third quarter of 2016 decreased $2.7 million compared with the same period in 2015 to $45.4 million, or 22.3% of sales. Lower payroll and other discretionary spending were partially offset by variable short-term compensation as a result of improved earnings in the current quarter. The prior year quarter included $3.9 million in facility shutdown and severance costs associated with cost reduction initiatives.

Third quarter of 2016 includes $1.2 million of asset impairment charges related to our D&S Asia business.

Income tax expense was $1.8 million for the third quarter of 2016 and represented an effective tax rate of 11.4% compared with $6.1 million in the prior year quarter, or an effective tax rate of 58.8%.  The effective tax rate for the current quarter is lower than 2015's third quarter rate primarily due to the insurance recovery which is not currently taxable.  The prior year quarter's rate was unusually high as a result of a reserve against certain accumulated tax loss balances, which made up 15 percentage points in the prior year quarter.

Net interest expense was $4.3 million for the third quarter of 2016, which included $3.2 million of non-cash accretion expense associated with the Company’s Convertible Notes. Net cash interest expense was $1.1 million.

Cash and short-term investments of $267.3 million have increased $54.1 million since June 30, 2016 due to strong operating cash flow generation which includes the insurance recovery proceeds.

SEGMENT HIGHLIGHTS
E&C segment sales decreased 69.8% to $23.7 million for the third quarter of 2016 compared with $78.4 million for the same quarter in the prior year. Lower sales volume was seen across all product lines given continued challenging energy market conditions. E&C gross profit margins were 7.6% in the 2016 quarter compared with 23.4% in the same quarter of 2015 due to low volume and competitive market conditions.

D&S segment sales decreased 2.3% to $126.6 million for the third quarter of 2016 compared with $129.6 million for the same quarter in the prior year. Revenues in LNG applications are down this quarter in Asia and in the U.S., but Europe is up somewhat versus the prior year quarter, reflecting continued downstream LNG activity. D&S gross profit margins were 26.4% compared with 23.9% in the prior year quarter due to lower restructuring costs and improved throughput in the current quarter.

BioMedical segment sales decreased 4.5% to $53.6 million for the third quarter of 2016 compared with $56.1 million for the same quarter in the prior year. The decrease is primarily due to lower revenues in respiratory and commercial oxygen generation, partially offset by an increase in life sciences. BioMedical gross profit margin increased to 64.2% in the quarter compared with 33.8% for the same period in 2015 driven by the insurance recovery for breaches of representations and warranties primarily related to warranty costs for certain product lines acquired during the AirSep acquisition in 2012, which added 28.3% to the margin in the current quarter. Exclusive of the recovery, the margin improved quarter over quarter due to lower warranty expense and improved product mix of life science products.

OUTLOOK
Based on year-to-date results, we are narrowing our 2016 sales guidance with sales expected to be in the range of $850 million to $875 million. Additionally, we are raising full year adjusted earnings per diluted share (non-GAAP) guidance which is expected to be in the range of $1.20 to $1.30 per share, on approximately 31.1 million weighted average shares outstanding. This revised guidance compares with previous sales guidance of $850 million to $900 million and earnings of $0.75 to $0.95 per diluted share, which excluded restructuring costs. Adjusted earnings per diluted share is a non-GAAP measure, which excludes the impact from certain restructuring, impairment and acquisition-related costs.

FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company's plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices; our ability to control our costs and successfully manage our operations; a delay in the anticipated timing of LNG infrastructure build out or a delay or failure to receive orders; the potential for negative developments in the natural gas industry related to hydraulic fracturing; competition; potential future impairment of the Company’s significant goodwill and other intangibles; changes in government energy policy or the failure of expected changes in policy to materialize; variability in operating results associated with unanticipated increases in warranty returns of Company products; the modification or cancellation of orders in our backlog; loss of key employees; challenges and uncertainties associated with efforts to acquire and integrate product lines or businesses; economic downturns and deteriorating financial conditions; our ability to manage our fixed-price contract exposure; our reliance on key suppliers and potential supplier failures or defects; fluctuations or adjustments in the Company’s effective tax rate; changes in government healthcare regulations and reimbursement policies; litigation and disputes involving the Company, including product liability, contract, warranty, intellectual property, employment and environmental claims; fluctuations in foreign currency exchange and interest rates; general economic, political, business and market risks associated with the Company's international operations and transactions; technological security threats; financial distress of third parties; our ability to protect our intellectual property; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; the pricing and availability of raw materials; the cost of compliance with environmental, health and safety laws; claims that our products or processes infringe intellectual property rights of others; additional liabilities related to taxes; deterioration of employee or labor relations; increased governmental regulation; risks associated with our indebtedness, leverage and liquidity; and volatility and fluctuations in the price of the Company’s stock.

For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, a large portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and South America. For more information, visit: http://www.chartindustries.com.

USE OF NON-GAAP FINANCIAL INFORMATION
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by SEC rules are used.  The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. See the last page of this news release for a reconciliation of adjusted earnings per diluted share, a non-GAAP measure included in this release.

With respect to the Company's full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per diluted share because certain items may have not yet occurred or are out of the Company's control and / or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its third quarter 2016 results on a conference call on Thursday, October 27, 2016 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chartindustries.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 98230977. The telephone replay will be available beginning 1:30 p.m. ET, Thursday October 27, 2016 until 11:59 p.m. ET, Thursday, November 3, 2016.

For more information, click here:
http://ir.chartindustries.com/

Contact:

Ken Webster
Vice President and
Chief Financial Officer
216-626-1216
ken.webster@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Sales	$203,930	$264,047	$644,782	$779,404
Cost of sales	134,307	195,758	435,507	563,712
Gross profit	69,623	68,289	209,275	215,692
Selling, general and administrative expenses	45,430	48,108	143,862	146,898
Amortization	2,912	4,572	9,156	13,099
Asset impairment	1,217	—	1,217	—
Operating expenses	49,559	52,680	154,235	159,997
Operating income	20,064	15,609	55,040	55,695
Other expenses:
Interest expense, net	4,291	4,073	12,556	11,994
Financing costs amortization	321	322	963	969
Foreign currency loss	4	848	117	771
Other expenses, net	4,616	5,243	13,636	13,734
Income before income taxes	15,448	10,366	41,404	41,961
Income tax expense	1,764	6,095	12,829	15,333
Net income	13,684	4,271	28,575	26,628
Noncontrolling interests, net of taxes	(1,341)	(489)	(2,952)	(535)
Net income attributable to Chart Industries, Inc.	$15,025	$4,760	$31,527	$27,163
Net income attributable to Chart Industries, Inc. per common share:
Basic	$0.49	$0.16	$1.03	$0.89
Diluted	$0.48	$0.15	$1.02	$0.88
Weighted average number of common shares outstanding:
Basic	30,585	30,498	30,578	30,487
Diluted	31,064	30,745	30,940	30,693

Comprehensive income (loss), net of taxes	$13,932	$(1,964)	$29,235	$15,243
Less: Comprehensive loss attributable to noncontrolling interests, net of taxes	(1,364)	(762)	(3,069)	(803)
Comprehensive income (loss) attributable to Chart Industries, Inc., net of taxes	$15,296	$(1,202)	$32,304	$16,046

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net Cash Provided By Operating Activities	$59,763	$46,431	$146,592	$54,425
Investing Activities
Capital expenditures	(3,993)	(11,587)	(13,411)	(36,066)
Payments for land use rights	—	—	—	(11,043)
Proceeds from sale of assets	—	195	—	395
Government grants	443	—	1,055	—
Acquisition of businesses, net of cash acquired	—	(24,197)	(1,383)	(24,517)
Net Cash Used In Investing Activities	(3,550)	(35,589)	(13,739)	(71,231)
Financing Activities
Borrowings on revolving credit facilities	—	56,450	3,820	68,827
Repayments on revolving credit facilities	(2,245)	(66,453)	(6,061)	(67,196)
Borrowings on term loan	—	—	13,167	—
Repayments on term loan	—	—	(1,508)	—
Proceeds from exercise of options	9	17	26	486
Excess tax benefit from share-based compensation	—	3	54	133
Payment of contingent consideration	—	—	—	(611)
Common stock repurchases	(15)	(26)	(658)	(849)
Dividend distribution to noncontrolling interests	—	(120)	—	(120)
Other financing activities	—	1	—	(156)
Net Cash (Used In) Provided By Financing Activities	(2,251)	(10,128)	8,840	514
Effect of exchange rate changes on cash	156	(1,062)	1,875	(4,827)
Net increase (decrease) in cash and cash equivalents	54,118	(348)	143,568	(21,119)
Cash and cash equivalents at beginning of period	213,158	82,885	123,708	103,656
Cash and Cash Equivalents at End of Period	$267,276	$82,537	$267,276	$82,537

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Cash and cash equivalents	$267,276	$123,708
Accounts receivable, net	132,556	183,514
Inventories, net	182,227	199,302
Other current assets	45,683	80,706
Property, plant and equipment, net	258,081	266,277
Goodwill	219,091	218,390
Identifiable intangible assets, net	96,913	106,714
Other assets	16,038	21,529
TOTAL ASSETS	$1,217,865	$1,200,140

LIABILITIES AND EQUITY
Current liabilities	$224,600	$262,039
Long-term debt	232,079	213,798
Other long-term liabilities	48,855	48,567
Equity	712,331	675,736
TOTAL LIABILITIES AND EQUITY	$1,217,865	$1,200,140

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Sales
Energy & Chemicals	$23,711	$78,388	$122,865	$257,197
Distribution & Storage	126,646	129,590	363,743	356,474
BioMedical	53,573	56,069	158,174	165,733
Total	$203,930	$264,047	$644,782	$779,404
Gross Profit (1)
Energy & Chemicals	$1,803	$18,345	$39,147	$70,888
Distribution & Storage	33,429	30,984	96,074	89,517
BioMedical	34,391	18,960	74,054	55,287
Total	$69,623	$68,289	$209,275	$215,692
Gross Profit Margin
Energy & Chemicals	7.6%	23.4%	31.9%	27.6%
Distribution & Storage	26.4%	23.9%	26.4%	25.1%
BioMedical	64.2%	33.8%	46.8%	33.4%
Total	34.1%	25.9%	32.5%	27.7%
Operating Income (Loss) (1)
Energy & Chemicals	$(5,736)	$10,795	$14,190	$45,626
Distribution & Storage	14,715	8,027	37,550	29,184
BioMedical	20,916	5,966	38,120	15,202
Corporate	(9,831)	(9,179)	(34,820)	(34,317)
Total	$20,064	$15,609	$55,040	$55,695
Operating Margin
Energy & Chemicals	(24.2)%	13.8%	11.5%	17.7%
Distribution & Storage	11.6%	6.2%	10.3%	8.2%
BioMedical	39.0%	10.6%	24.1%	9.2%
Total	9.8%	5.9%	8.5%	7.1%
_______________

(1)
During the third quarter of 2016, the Company recovered for breaches of representations and warranties primarily related to warranty costs for certain product lines acquired in the 2012 acquisition of AirSep Corporation under the related representation and warranty insurance. For the three months ended September 30, 2016, this reduced our BioMedical segment’s cost of sales by $15,145 and Corporate SG&A expenses by $859, net of associated legal fees. For the nine months ended September 30, 2016, this reduced our BioMedical segment’s cost of sales by $15,145 and Corporate SG&A expenses by $376, net of associated legal fees recorded in the first nine months of the year.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	September 30, 2016	June 30, 2016
Orders
Energy & Chemicals	$27,889	$53,016
Distribution & Storage	121,010	156,030
BioMedical	52,347	61,221
Total	$201,246	$270,267

	As of
	September 30, 2016	June 30, 2016
Backlog
Energy & Chemicals	$113,482	$114,562
Distribution & Storage	246,197	252,502
BioMedical	24,751	25,433
Total	$384,430	$392,497

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE (UNAUDITED)
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,
	2016	2015
Earnings per diluted share as reported (U.S. GAAP)	$0.48	$0.15
Asset impairments	0.04	—
Restructuring and acquisition-related costs	0.01	0.05
Owatonna, MN leased facility shutdown	—	0.06
Adjusted earnings per diluted share (Non-GAAP) (1)	$0.53	$0.26
_______________

(1)
During the third quarter of 2016, the Company recovered for breaches of representations and warranties primarily related to warranty costs for certain product lines acquired in the 2012 acquisition of AirSep Corporation under the related representation and warranty insurance. For the three months ended September 30, 2016, this reduced our BioMedical segment’s cost of sales by $15,145 and Corporate SG&A by $859, net of associated legal fees, representing $0.52 per share. We incurred higher than expected warranty costs in the BioMedical segment since the AirSep acquisition in 2012 and as a result, have not adjusted this out for internal purposes as increased expenses were reflected in our operating results in prior periods.

Adjusted earnings per diluted share is not a measure of financial performance under U.S. generally accepted accounting principles ("GAAP") and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per share facilitates useful period-to-period comparisons of the Company's financial results and this information is used by the Company in evaluating internal performance. Chart's calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.